SEARCHLIGHT MINERALS CORP.
RAISES $12.75 MILLION THROUGH PRIVATE PLACEMENTS
AND WARRANT EXERCISES DURING JANUARY AND FEBRUARY

COMPANY WELL-POSITIONED FINANCIALLY AS IT APPROACHES START-UP
PHASE OF FIRST PRODUCTION MODULE

HENDERSON, Nevada (February 11, 2008) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the "Company"), announced today that it has closed two concurrent private placement offerings for aggregate gross proceeds of US$5,250,000 (the "Offerings"), details of which are described below. Along with the previously reported US$5,000,000 private placement and the approximately US$2,500,000 received from recent warrant exercises, the Company has received approximately US$12,750,000 during January and February, 2008.

"We are delighted to announce the completion of these private placements and the warrant exercise, which will allow the Company to pursue its strategic objectives from a position of extraordinary financial strength," observed Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp. "We now have approximately $18.5 million of cash and equivalents in the bank, with approximately $3.5 million allocated to the final capital expenditures required to complete our initial precious and base metals production module at the Clarkdale Slag Project. The remainder of the funds raised will be available as working capital and will provide us with significant financial flexibility in planning for additions to production capacity once the commercial feasibility of the first module has been confirmed. We also plan to allocate funds towards increasing our exploration efforts on the Searchlight Gold Project, including a planned drill program."

The Offerings

The first private placement (the "US Offering") raised gross proceeds of US$2,630,000 million through the sale of 1,643,750 Units at a price of $1.60 per Unit to accredited investors as defined in Regulation D of the Securities Act of 1933 (the "Securities Act"). Each Unit consisted of one share of the Company's common stock and one-half of one warrant, with each whole warrant entitling the holder to purchase one additional share of common stock at a price of $2.40 per share for a period of two years from the date of issuance. No commissions were paid to agents as part of the US Offering.

The second private placement (the "Foreign Offering") raised gross proceeds of US$2,620,000 million through the sale of 1,637,500 Units at a price of $1.60 per Unit to non-US persons as contemplated under Regulation S of the Securities Act. The Foreign Offering was completed on the same terms as the US Offering. Commissions of 80,000 shares of the Company's stock were paid to three agents as part of the Foreign Offering.

In addition to the US and Foreign Offerings, the Company had previously closed a US$5,000,000 private placement, as reported on Form 8-K on January 3, 2008.

Warrant Exercise

The Company also announced that it has issued an aggregate of 3,890,000 shares of common stock upon the exercise of 100% of the warrants that were issued by the Company in January 2006 and not previously exercised. The warrant exercise provided the Company with gross proceeds of approximately $2.5 million. Further details on the warrant exercise can be found in the Form 8-K filed by the Company with the SEC on February 5, 2008.

Clarkdale Slag Project Update

The most critical grinding equipment, along with the filtration and ion exchange units, have now been placed into the building that will house the first production module, which will consist of a full-scale production and processing circuit that is expected to be able to process between 100 and 250 tons of slag material per day. Building construction/refurbishment is largely complete, and the majority of the remaining work involves the plumbing and electrical infrastructure required to connect all of the equipment that comprises the integrated production module. Based upon information currently available to management, it now appears that the production module will commence operating in mid-April 2008.

"We are fast approaching an exciting juncture in the evolution of Searchlight Minerals Corp.," continued McNeil. "While start-up of the initial production module has been slightly delayed, relative to our initial schedule, by long lead times involved in the procurement of certain equipment, we anticipate a functioning module by the end of April. Our plans still call for independent engineers to be underway with their feasibility work this summer. Independent confirmation of feasibility will lay the groundwork for expansion to the currently permitted 2,000 ton-per-day commercial production facility at Clarkdale, and our recent private placements and warrant exercise will expand our options regarding the financing of such expansion."

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol "SRCH". Additional information is available on the Company's website at www.searchlightminerals.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company's securities. The securities sold under the abovementioned Offerings have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could," "plan", "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company's limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company's planned geological or other work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk and other statements that are not historical facts as disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com